                                                         [Letterhead of Telstra]

                                                         Ziggy Switkowski
                                                         Chief Executive Officer

     22 February 2002


     Mr Ted Pretty
     Group Managing Director
     Telstra Retail
     Level 4, 400 George Street
     SYDNEY NSW 2000


     Dear Ted

     I am very pleased to confirm the offer to you of the following revised terms of employment with Telstra Corporation Limited ('Telstra'). The success of Telstra and its related companies depends very much on our senior team and I am sure that you will continue to enjoy contributing to and being a part of Telstra's success.

     This Agreement, together with any attachments, sets out the terms and conditions of your employment and is made under the laws of New South Wales. Please indicate your acceptance of the terms and conditions outlined in this letter of offer by signing the duplicate copy on each page and returning it to me as soon as possible.

1    INDIVIDUAL EMPLOYMENT

     1.1 This Agreement represents a direct relationship between me, on behalf of Telstra, and yourself and as such involves mutual obligations.

     1.2 In offering this Agreement, Telstra and I undertake to behave in ways worthy of your respect and trust. You will be given a clear understanding of the purpose of your role and any relevant critical issues. As your manager I will seek your contribution and listen to your views. You will know what is required of you in terms of both results and behaviour and will be remunerated and rewarded fairly based on your performance.

     1.3 In accepting this Agreement you undertake to do any work within your skills and ability. You agree to work flexibly and participate in continuous improvement of work practices and systems. You are prepared to be accountable for your performance.


/s/                                                    /s/
-------------------------            Page 1            -------------------------
(signatory initials)                                        (signatory initials)

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242 Exhibition Street Melbourne Vic 3000   231 Elizabeth Street Sydney NSW 2000
Australia                                  Australia
Locked Bag 5639 Melbourne Vic 8100         Locked Bag 6600 Sydney NSW 1100
Telephone    (03) 9204 9999                Telephone    (02) 9204 9999
Facsimile    (03) 9632 3336                Facsimile    (02) 9264 2044

                                                     Telstra Corporation Limited
                                                     ACN 051 775 556

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2    ENGAGEMENT

     2.1 The commencement date of your employment under this Agreement is 1 January 2002 and will be reviewed by 31 December 2006.

     2.2 The relevant date for the purposes of annual leave accruals and long service leave will be your original commencement date.

     2.3 You will initially be assigned to the role of Group Managing Director, Telstra Retail reporting to myself as Chief Executive Officer. The reporting requirements of this role may be varied from time to time in accordance with the needs of Telstra.

3    LOCATION

     3.1    You will initially be located in the Sydney office in New South
            Wales.

     3.2 In the event you agree to move residence to perform a role, Telstra will provide you with relocation assistance in accordance with the applicable Telstra policy, as varied from time to time.

4    RE-ASSIGNMENT

     4.1 Telstra may re-assign you at any time to an equivalent role for which Telstra judges you to be suitably qualified and experienced, either within Telstra or on secondment to any related company.

     4.2 Unless otherwise agreed in writing, your assignment (or subsequent re-assignment) within Telstra, its related bodies corporate or other specified entities will continue on the terms and conditions of this Agreement. Any re-assignment will not constitute termination of this Agreement or your employment with Telstra.

5    HOURS OF WORK

            Hours of work will be normal business hours and such further hours reasonably necessary to do the job.

6    PERFORMANCE

     6.1 You are required to perform your role in a proper and efficient manner. You are to devote your time, attention and energy to the performance of your duties and use your best endeavours to promote and enhance the interests of Telstra or business to which you have been assigned pursuant to this Agreement. Your performance will be regularly reviewed and discussed with you under Telstra's performance review process.

     6.2 Except with the written consent of Telstra you must not undertake, be employed in connection with or have any interest in any other business or profession during your employment under this Agreement, other than by way of holding any shares or other securities which are publicly listed or in a private family company or otherwise available to the general public by way of investment.


/s/                                                    /s/
-------------------------            Page 2            -------------------------
(signatory initials)                                        (signatory initials)

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7    REMUNERATION

     7.1 Your remuneration has fixed and variable elements which make up your Total Remuneration.

     7.2 Fixed Remuneration includes salary and superannuation and any benefits (which also may include fringe benefit tax). Your Fixed Remuneration for the term of this Agreement will be $1,000,000 per annum.

     7.3 You will participate in the Manager Incentive Plan (as amended or replaced from time to time) commencing in financial year 2002/2003, which will represent the variable element of your Total Remuneration. Any payment due to you from this plan will be paid at the end of each remuneration year.

     7.4 Two Remuneration Summaries are attached. Remuneration Summary A. outlines your Total Remuneration for the period 1 January 2002 to 30 June 2002. Remuneration Summary B. outlines your Total Remuneration for the period 1 July 2002 to 31 December 2006.

     7.5 The following retention payments shall be payable based on completed service with the Company. Provided you remain employed by Telstra on the dates below, you will be paid the specified amounts within 30 days of these dates:

                                          Amount
                  Qualifying Date        Payable
                  30 June 2002          $ 200,000
                  1 July 2002           $ 220,000
                  1 July 2003           $ 240,000
                  1 July 2004           $ 260,000
                  1 July 2005           $ 280,000
                  1 July 2006           $ 300,000

8    SUPERANNUATION

            A company superannuation benefit is included in your Fixed Remuneration. At all times you must allocate at least the minimum Superannuation Guarantee (as varied from time to time) to a complying superannuation scheme in accordance with Telstra policy. Additional superannuation contributions above this amount can be paid from your Total Remuneration, subject to statutory limits.

9    LEAVE

     9.1 You will accrue 4 weeks leave annually, to be taken in accordance with Telstra policy, at a time agreed between you and your manager.

     9.2 Long service leave will accrue and be paid in accordance with Telstra policy. Currently, Telstra policy provides for three months long service leave after ten years employment with Telstra.

     9.3 Sick leave will be by agreement with your manager. The provision of sick leave is based on ensuring that all employees receive adequate paid leave when they are unable to attend work as a result of illness.

/s/                                                    /s/
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(signatory initials)                                        (signatory initials)

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10   SPECIAL LEAVE

     10.1 For financial years 2002/2003 and 2003/2004, it is agreed that special paid leave for personal reasons will be available to you. The scheduling of this leave will be in agreement with the CEO and will be for a maximum period of 5 weeks in each of the above financial years. This leave will lapse if it is not taken during the above periods.

11   TERMINATION OF YOUR EMPLOYMENT

     11.1 Subject to relevant legislation, your employment may be terminated by either party giving not less than six months written notice to the other party.

     11.2 If Telstra terminates your employment on notice, you may be required to remain in Telstra's service for all or part of the notice period or be paid at the Fixed Remuneration rate in lieu of notice.

     11.3 Telstra may terminate your employment summarily if you commit any act of serious misconduct. In the event of such termination you will be entitled only to Fixed Remuneration to the date of termination.

     11.4 If Telstra terminates your employment due to redundancy, you will receive, in addition to any notice or payment in lieu of notice, a severance payment determined in accordance with Telstra policy. Should this severance payment be less than the termination payment provided for in clause 11.5, the termination payment provided for in clause 11.5 will apply.

     11.5 If Telstra terminates your employment for any reason other than serious misconduct or redundancy, you will receive in addition to any notice or payment in lieu of notice a termination payment equivalent to twelve months Fixed Remuneration.

     11.6 If your employment ceases for whatever reason, Telstra may offset any amounts owing by you to Telstra (or its related bodies corporate or other specified entities) against any amounts otherwise payable to you upon termination.

12   TRAVEL AND BUSINESS RELATED EXPENSES

            You may be required to undertake business related travel at Telstra's expense or at the expense of your assigned business. In such circumstances you will receive reimbursement of business expenses reasonably and actually incurred and verified in accordance with Telstra's Travel Policy or if relevant your assigned business Travel Policy.

13   CONFIDENTIALITY

     13.1   In entering this Agreement you agree and undertake:

            (a) to maintain the confidentiality of the contents of this Agreement, except as may be necessary for the administration of your employment and financial affairs; and

            (b) that at all times during and after your employment under this Agreement you will keep confidential and not disclose any Confidential Information to any person other than in the performance of your duties, as required by law or with the prior written consent of Telstra; and

            (c) that you will not at any time during or after your employment under this Agreement use any Confidential Information for the benefit of any person except where authorised to do so by Telstra, its Related Bodies Corporate other specified entities and;

/s/                                                    /s/
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(signatory initials)                                        (signatory initials)

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            (d)   that immediately upon the request of Telstra or upon the
                  termination of your employment with Telstra you will:

                  (i) deliver to Telstra all Confidential Information which is in your control and which is physically capable of delivery; and

                  (ii) destroy any Confidential Information which is stored in any electronic, magnetic or optical form but which is not capable of delivery to Telstra so that it cannot be recovered or in any way reconstructed or reconstituted.

            These obligations shall lapse in relation to any of the Confidential information which comes into the public domain other than through your wrongful act.

     13.2   For the purposes of this Agreement:

            (a) "Confidential Information" means any trade secret, technical knowledge, concepts, ideas, designs, programs, processes, procedures, innovations, inventions, data bases, data surveys, customer lists or information, sales plans or marketing plans, research, software, records or other information concerning Telstra or its Related Bodies Corporate or any of their customers or suppliers which is secret and confidential of which you became aware during your employment with Telstra; and

            (b) "Related Body Corporate" has the same meaning as in Section 50 of the Corporations Law.

     13.3 It is a condition of your employment that you will be familiar with and comply with the protection of communications provisions in the Telecommunications Act 1997 (or its successor).

14   FUTURE EMPLOYMENT

            If your employment with Telstra ceases for any reason you must not (without the prior written consent of Telstra) be employed by, or provide services as an agent, independent contractor or in any other capacity to, any telecommunications business or any business of a like or similar nature to that conducted by Telstra, whether in Australia or overseas, for the minimum period of notice set out in clause 11.1 of this Agreement. This period will commence from the date that the notice period commences. Each element of this restraint operates to the extent to which it is deemed reasonable by any court. Part of the remuneration and benefits provided to you by Telstra is specifically referable to this obligation, and your agreement to this term is an acknowledgment that this term is reasonable and goes no further than is necessary to protect the interests and Confidential Information of Telstra and its Related Bodies Corporate.

/s/                                                    /s/
-------------------------            Page 5            -------------------------
(signatory initials)                                        (signatory initials)

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15   RETURN OF PROPERTY

            Upon termination of your employment with Telstra you must immediately return to Telstra, (or where on assignment to your assigned business) or its authorised representative, all property of Telstra (or property of the assigned business) which is in your possession custody or control, including any documents and papers and all copies of such documents and papers.

16   INDEMNITY

            In the event that you are appointed to a position of statutory responsibility and accountability in any company formed or acquired by Telstra, the Telstra Directors' and Officer Liability Policy will apply.

17   OTHER CONDITIONS OF EMPLOYMENT

            In entering this Agreement you agree that the policies, procedures, and processes of Telstra, as varied or added to from time to time, will apply to and govern your employment. These policies, procedures, and processes can be accessed via Telstra's Intranet. In addition, you must comply with the individual policies, procedures, and processes of the business to which you are assigned.

18   ENTIRE AGREEMENT

     18.1 This document together with any Attachments records the agreement between the parties. No previous negotiations, understandings, contracts, agreements, representations, warranties, memoranda or commitments will affect the terms and conditions of your employment by Telstra.

     18.2 No oral explanation or information provided by any party to another shall

            (a)   affect the meaning or interpretation of this document, or

            (b) constitute any collateral agreement, warranty or understanding between any of the parties.

     I would like to take this opportunity to congratulate you on your revised terms of employment and look forward to working closely with you.


     Yours sincerely


     /s/ Ziggy E Switkowski
     -----------------------
     Ziggy E Switkowski
     Chief Executive Officer


/s/                                                    /s/
-------------------------            Page 6            -------------------------
(signatory initials)                                        (signatory initials)

     I confirm acceptance of the terms and conditions set out in this letter.


/s/ Ted Pretty                                          6/3/2002
-------------------------                              -------------------------
Name                                                   Date



/s/                                                    /s/
-------------------------            Page 7            -------------------------
(signatory initials)                                        (signatory initials)

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                             Remuneration Summary A

Fixed Remuneration
   Fixed Remuneration /1/                                            $ 1,000,000
      Minimum Superannuation Amount        $                  8,804

Variable Remuneration
   2001/2002 Target Incentive              0% of Total Remuneration  $         0
   ("At Risk" Component)

Total Remuneration
   Total Potential Remuneration                                      $ 1,000,000
                                                                     -----------
   (including "On Target" Incentive Level)

   Name:             Ted Pretty
                     ----------------------------------------------
   Employee Number:  37133624
                     ----------------------------------------------
   Effective Date:   1 January 2002 to 30 June 2002
                     ----------------------------------------------

----------

/1/ Fixed Remuneration includes the Telstra compulsory superannuation guarantee contribution.

     By agreement, a greater part of your Fixed Remuneration can be paid as company superannuation contributions, subject to the total contribution (including the compulsory amount) not exceeding the statutory age-based deduction limits.

     If you are currently in an excess pension Reasonable Benefit Limit (RBL) position, Telstra may not be required to pay any part of your subject to the total as superannuation contributions. You should speak to a financial adviser if this situation applies to you.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Remuneration Summary B

Fixed Remuneration
   Fixed Remuneration /1/                                            $ 1,000,000
      Minimum Superannuation Amount       $          8804 (indexed)

Variable Remuneration
   2002/2003 Target Incentive             35% of Total Remuneration  $   539,000
   ("At Risk" Component)

Total Remuneration
   Total Potential Remuneration                                      $ 1,539,000
   (including "On Target" Incentive Level)

   Name:             Ted Pretty
                     ----------------------------------------------
   Employee Number:  37133624
                     ----------------------------------------------
   Effective Date:   1 July 2002 to 31 December 2006
                     ----------------------------------------------

----------

/1/ Fixed Remuneration includes the Telstra compulsory superannuation guarantee contribution.

     By agreement, a greater part of your Fixed Remuneration can be paid as company superannuation contributions, subject to the total contribution (including the compulsory amount) not exceeding the statutory age-based deduction limits.

     If you are currently in an excess pension Reasonable Benefit Limit (RBL) position, Telstra may not be required to pay any part of your subject to the total as superannuation contributions. You should speak to a financial adviser if this situation applies to you.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                    Remuneration Summary B
-----------------------------------------------------------------------------------------------------------------------------
                                                      2002/03/1/      2003/04        2004/05        2005/06       2006/07/2/
-----------------------------------------------------------------------------------------------------------------------------
Fixed Remuneration/3/                                $  1,000,000   $  1,000,000   $  1,000,000   $  1,000,000   $  1,000,000
 Minimum Superannuation Amount - $8804 pa (indexed)
-----------------------------------------------------------------------------------------------------------------------------
Variable - assuming on target results                $    539,000   $    539,000   $    539,000   $    539,000   $    539,000
 "At Risk" Component
-----------------------------------------------------------------------------------------------------------------------------
Retention Payments                                   $    220,000   $    240,000   $    260,000   $    280,000   $    300,000
 Paid annual on 1 July
-----------------------------------------------------------------------------------------------------------------------------
Total Potential Cash Remuneration at Target          $  1,759,000   $  1,779,000   $  1,799,000   $  1,819,000   $  1,839,000
-----------------------------------------------------------------------------------------------------------------------------

<F1>
/1/ MIP commences from 1 July 2002 for the 2002/03 financial year

<F2>
/2/ Arrangements to be reviewed 31 Dec 2006

     Name:              Ted Pretty
                        ----------------------------------------------
     Employee Number:   37133624
                        ----------------------------------------------
     Effective Date:    1 July 2002 to 31 December 2006
                        ----------------------------------------------

<F3>
/3/ Fixed Remuneration includes the Telstra compulsory superannuation guarantee contribution.

By agreement, a greater part of your Fixed Remuneration can be paid as company superannuation contributions, subject to the total contribution (including the compulsory amount) not exceeding the statutory age-based deduction limits.

If you are currently in an excess pension Reasonable Benefit Limit (RBL) position, Telstra may not be required to pay any part of your subject to the total as superannuation contributions. You should speak to a financial adviser if this situation applies to you.
--------------------------------------------------------------------------------